Exhibit 10.2

Agreement No. 14-00333A

AMENDMENT TO EXCLUSIVE START-UP COMPANY LICENSE AGREEMENT

This Amendment to Exclusive Start-up Company License Agreement (“Amendment”) is entered into on this 22nd day of February, 2017 (the “Amendment Effective Date”), by and between Wisconsin Alumni Research Foundation (“WARF”), a nonstock, nonprofit Wisconsin corporation, Neuro One LLC (“Former Licensee”), a corporation organized and existing under the laws of Minnesota, and NeuroOne, Inc. (“New Licensee”), a Delaware corporation.

WHEREAS, WARF and Former Licensee entered into an Exclusive Start-Up Company License Agreement effective October 1, 2014 (the “Agreement”);

WHEREAS, Effective October 27, 2016, Former Licensee was completely merged with and into New Licensee, such that New Licensee is the successor to Former Licensee’s business and assets;

WHEREAS, Former Licensee and New Licensee have requested, and WARF has consented, to assign all of Former Licensee’s rights and obligations under the Agreement to New Licensee;

WHEREAS, WARF, Former Licensee and New Licensee entered into a Letter Agreement dated January 9, 2017, that outlined Former Licensee’s prior acts and omissions under the Agreement for which it was in breach in order to facilitate the continued negotiation and eventual consummation of an amendment (“Letter Agreement”); and

WHEREAS, this Amendment serves to remedy the provisions of the Agreement outlined in the Letter Agreement that had been breached by Former Licensee, and New Licensee has requested amendments to certain provisions of the Agreement which New Licensee believes will maximize the commercialization of the technology covered by the rights licensed under the Agreement; and as a result WARF and Licensee have agreed to amend the Agreement to alter certain deadlines for Development Reports, Milestones, license fee payment, and patent fee reimbursement, as well as to make additional changes as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

1.           Subject to the terms and conditions set forth in this Amendment and the Agreement, WARF hereby grants its consent under Section 8 of the Agreement for Former Licensee to assign its rights, obligations, and liabilities under the Agreement to New Licensee.

2.           Former Licensee hereby irrevocably transfers and assigns to New Licensee all of Former Licensee’s right, title and interest in and to the Agreement, including all rights, obligations, and liabilities thereunder. New Licensee hereby accepts such transfer and assignment, fully assumes all rights, obligations and responsibilities under the Agreement as if it were the original “Licensee” under it, and agrees to be responsible in full for the covenants, representations, warranties, terms, and obligations of Former Licensee under the Agreement.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333A

3.           The preamble of the Agreement is hereby amended to substitute “NeuroOne, Inc.” in place of “Neuro One, LLC” and “Delaware” in place of “Minnesota.”

4.           Section 3B is hereby amended to substitute “2017” in place of “2014,” for the calendar year as of which Licensee will provide WARF the Development Report and adjustments to the Development Plan as set forth therein.

5.           Section 3D is hereby deleted in its entirety and replaced with the following:

“D.        Licensee further agrees to and warrants that it will meet the following Milestones:

(i)           Licensee will submit a revised business plan to WARF on or before February 1, 2018.

(ii)          Licensee will file an application for 510(k) marketing clearance with the U.S. Food and Drug Administration (“FDA”) on or before February 1, 2019.”

6.           Section 4A (License Fee) of the Agreement is hereby deleted in its entirety and replaced with the following:

“A.           License Fee.

Licensee will pay to WARF a license fee of $[*] upon the earliest of (i) the date as of which Licensee raises a cumulative total of at least $3 million in financing, (ii) the date as of which Licensee, its business or assets, or the majority of its voting shares is acquired by a third party; or (iii) the date as of which Licensee’s cumulative revenue reaches or exceeds $2 million.”

7.           Section 4D (Minimum Royalty) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Licensee further agrees to pay to WARF a minimum royalty of $50,000 for calendar year 2019, $100,000 for calendar year 2020, and $150,000 for calendar year 2021 and each calendar year thereafter or part thereof during which this Agreement is in effect, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due to WARF for any other given calendar year.”

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333A

8.           Section 4E(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i)        Licensee agrees to reimburse WARF $[*] towards the costs incurred by WARF in filing, prosecuting and maintaining the Licensed Patents. Such payment is due the earliest of (i) the date as of which Licensee raises a cumulative total of at least $5 million in financing; (ii) the date as of which Licensee, its business or assets, or the majority of its voting shares is acquired by a third party; or (iii) the date as of which Licensee’s cumulative revenue reaches or exceeds $2 million.”

9.           Section 7E of the Agreement is hereby amended by replacing “July 1, 2016” with “March 31, 2019” as the date by which WARF may terminate as set forth therein.

10.         The parties have agreed to amend the manner by which royalties are calculated under Section 4B such that the earned royalty owed to WARF shall be based on “Net Sales,” rather than “Selling Price.” In view of this, the following amendments are hereby made to the Agreement:

•	Appendix A, definition H (“Selling Price”), of the Agreement is hereby deleted and replaced with the following:

“H.        ‘Net Sales” shall mean the gross revenue received by Licensee and by its sublicensees, as applicable, from the sale or other disposition of Products made, sold, leased, transferred and/or imported in the Licensed Territory, less the following items, but only insofar as these items are commercially reasonable under the circumstances, documented in writing, pertain specifically to the sale of the Product, were actually included and accounted for in the gross revenue, and were not given in exchange for anything of value (such as data, in-kind exchanges, or commitments to purchase other products or services): (a) use, excise, sales and other applicable taxes; (b) credits for returns and rejections; (c) allowances for bad debt and uncollectible accounts (provided that Licensee has undertaken commercially reasonable efforts to obtain each such debt and amount); (d) customary and commercially reasonable quantity and cash discounts or rebates actually allowed, taken or paid; (e) governmental and managed care rebates, and hospital or other buying group charge backs; and (f) costs of insurance and outbound transportation (prepaid or allowed) of the Products from the place of manufacture to the customer’s location. Licensee and its sublicensees will not receive any non-monetary consideration in exchange for the transfer, lease or sale of a Product. For clarity, the foregoing deductions applicable to a given Product shall not exceed an aggregate maximum of [*]% of the invoiced price for such Product, unless Licensee requests and WARF provides prior written consent to deduct a larger percentage in view of the facts of the particular circumstances, which request WARF will consider in good faith and will not unreasonably withhold its consent.

Products that are transferred to third parties without charge (“Free Products”) shall be [*], unless Licensee requests and WARF provides prior written consent to calculate the amount owed for such Products in a different manner, which request WARF will consider in good faith and will not unreasonably withhold its consent; provided, however, Licensee may withhold such Free Products from the calculation of Net Sales to the extent such dispositions constitute less than [*]% of all Products that were transferred during the applicable calendar quarter, and after which threshold is met such Free Products shall be included in the calculation of Net Sales as stated above..”

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333A

•	Section 4B(i) is hereby deleted in its entirety and replaced with the following:

“(i)        In addition to the license fee under Section 4A, Licensee agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Net Sales derived from the sale, transfer and/or lease of Products in accordance with the terms and conditions of this Agreement. The royalty shall remain fixed while this Agreement is in effect at a rate of [*]% of such Net Sales and will be deemed earned as of the date such Net Sales are received and paid on a quarterly basis as set forth in Section 4F.”

•	The term “Selling Price” as it appears in the second sentence of Section 4F(ii) is replaced with the term “Net Sales.”

11.         The parties have agreed to introduce the term “Valid Claim” as a definition and to certain identified provisions as follows:

•	The following definition is hereby added to Appendix A:

“I.          ‘Valid Claim’ means (i) any claim of an issued and unexpired patent within the Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and (ii) any pending claim in a pending patent application within the Licensed Patents.”

•	Section 2A is hereby amended to include the term “Valid Claim” as follows:

“WARF hereby grants to Licensee under the Valid Claims of the Licensed Patents an exclusive license to make, use and sell Products in the Licensed Field and Licensed Territory.”

•	Section 7A of the Agreement is hereby amended to include the term “Valid Claim” as follows:

“A.           The term of this Agreement shall begin on the Effective Date and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Valid Claims of any Licensed Patent remain or the payment of earned royalties under Section 4B and Section 4C, once begun, ceases for more than four (4) calendar quarters.”

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333A

•	Definition G of Appendix A of the Agreement is hereby amended to include the term “Valid Claim” as follows:

“G.           ‘Products’ shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in a Valid Claim of the Licensed Patents or that would otherwise constitute infringement of any Valid Claims of the Licensed Patents.”

12.         The Development Plan of Appendix E is hereby deleted in its entirety and replaced with the new Appendix E attached hereto.

13.         WARF hereby acknowledges and agrees that the amendments being made via this Amendment act to remedy those provisions of the Agreement outlined in the Letter Agreement that had been breached by Former Licensee; for clarity, WARF’s foregoing acknowledgement and agreement is limited to those bases for breach expressly outlined in the Letter Agreement.

14.         Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement. Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement shall remain in effect as set forth therein. In the event that this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment shall supersede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purpose of this Amendment. This Amendment may be executed in one or more counterparts, each of which when executed and delivered by electronic transmission or by mail delivery will be an original and all of which shall constitute but one and the same.  The parties agree this Amendment may be electronically signed and that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

15.         The persons signing on behalf of WARF, Former Licensee, and New Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333A

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Leigh Cagan	Date: 2/24/17,
Leigh Cagan, Chief Technology Commercialization Officer

NEURO ONE, LLC

By:	/s/ Dave Rosa	Date: 2/23, 2017

Name and Title:	Dave Rosa CEO

NEUROONE, INC.

By:	/s/ Dave Rosa	Date: 2/23, 2017

Name and Title:	Dave Rosa CEO

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

Agreement No. 14-00333A

Appendix E

[*]

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.